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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

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                               SCHEDULE 14D-1
                     Tender Offer Statement Pursuant to
          Section 14(d)(1) of the Securities Exchange Act of 1934
                             (Amendment No. 1)

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                          Software Artistry, Inc.
                         (Name of Subject Company)

                         Hoosier Acquisition Corp.
                International Business Machines Corporation
                                 (Bidders)
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                         Common Stock, No Par Value
                       (Title of Class of Securities)


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                                  83402810
                   (CUSIP Number of Class of Securities)

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                         Lawrence R. Riccardi, Esq.
                 Senior Vice President and General Counsel
                    and interim Chief Financial Officer
                International Business Machines Corporation
                              New Orchard Road
                           Armonk, New York 10504
                               (914) 499-1900

        (Name, Address and Telephone Number of Persons Authorized to
          Receive Notices and Communications on Behalf of Bidders)

                          ------------------------



                                  Copy to:
                           Allen Finkelson, Esq.
                          Cravath, Swaine & Moore
                              Worldwide Plaza
                             825 Eighth Avenue
                          New York, New York 10019
                               (212) 474-1000


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          International Business Machines Corporation and Hoosier
Acquisition Corp. hereby amend and supplement their Tender Offer Statement on Schedule 14D-1 (the "Statement"), originally filed on December 23, 1997, with respect to their offer to purchase all outstanding shares of Common Stock, no par value, of Software Artistry, Inc., an Indiana corporation, as set forth in this Amendment No. 1. Capitalized terms not defined herein have the meanings assigned thereto in the Statement.

          Item 10. Additional Information.

          On January 8, 1998, IBM issued a press release, a copy of which is attached hereto as Exhibit (a)(9) and is incorporated herein by reference.

          Item 11. Material to be filed as Exhibits.

          (a)(9) Press Release, dated January 8, 1998.


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                                 SIGNATURE


          After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 9, 1998


                              HOOSIER ACQUISITION CORP.,

                                by: /s/ LEE A. DAYTON
                                    -------------------------
                                    Name:  Lee A. Dayton
                                    Title: President



                              INTERNATIONAL BUSINESS
                              MACHINES CORPORATION,

                                by: /s/  LEE A. DAYTON
                                    --------------------------
                                    Name:  Lee A. Dayton
                                    Title:  Vice President, Corporate
                                            Development and Real Estate


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                               EXHIBIT INDEX


                                                  Sequentially
Exhibit No.          Exhibit                      Numbered Page
-----------          -------                      -------------

(a)(9)         Press Release, dated
               January 8, 1998